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PROSPECTUS SUPPLEMENT                                                           File No. 333-52822
----------------------                                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated January 24, 2001)

                                                MERRILL LYNCH & CO., INC.


                                               MEDIUM TERM NOTES, SERIES B
                                        DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                                     FIXED RATE NOTES










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Principal Amount:          $150,000,000

Commission:                0.075%

Issue Price:               100.00%

Proceeds:                  $149,887,500.00

Cusip Number:              59018Y HQ 7

Interest Rate:             4.27000%

Original Issue Date:       April 27, 2001

Stated Maturity Date:      May 3, 2002

Interest Payment Dates:    At Maturity

Day Count:                 Act/360

Repayment at the Option
of the Holder:             The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:            The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                      The Notes are being issued in fully registered book-entry form.

Trustee:                   The Chase Manhattan Bank

Underwriters:
                           Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA) Inc. and
                           Wachovia Securities, Inc. (the "Underwriters"), are acting as principals in this transaction.  MLPF&S is acting as the Lead Underwriter.

                           Pursuant to an agreement, dated April 24, 2001 (the "Agreement"), between the Company and the
                           Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                           Underwriters                                            Principal Amount of the Notes
                           ------------                                            ------------------------------

                           Merrill Lynch, Pierce, Fenner & Smith                       $135,000,000
                                       Incorporated

                           HSBC Securities (USA) Inc.                                    $7,500,000
                           Wachovia Securities, Inc.                                     $7,500,000
                                                                                         ----------
                                                                 Total                  $150,000,000

                           Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                           The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue
                           Price may be changed.

                           The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                     April 24, 2001

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